UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.__)

Filed by the Registrant	☑
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

AVIGEN, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	1.	Title of each class of securities to which transaction applies:

	2.	Aggregate number of securities to which transaction applies:

	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	4.	Proposed maximum aggregate value of transaction:

	5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

	☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	6.	Amount Previously Paid:

	7.	Form, Schedule or Registration Statement No.:

	8.	Filing Party:

	9.	Date Filed:

On March 18, 2009, Avigen, Inc. mailed the following letter to stockholders.

Leading Independent Advisory Service Urges Avigen
Stockholders to Reject BVF’s Proposal

Avigen’s Board Narrows Focus on Strongest Improved Bids Through
Ongoing Competitive Process

Dear Shareholders,

     We began building the current Board in early 2006 and have consistently followed core principals that reflect fiscal discipline and sound drug development strategies. These characteristics, along with the decisive actions taken last fall to safeguard the company’s resources, have put your Board in a position to serve the interests of all stockholders and maximize the value of your investment.

     Since completing the sale of our hemophilia program for $7 million in mid-December, Avigen’s stock has appreciated 50% and we believe that the Board’s current strategy will continue to add value through an open and competitive process to evaluate potential merger transactions and a commitment to bring the strongest deal, if any, to stockholders for a vote.

Leading independent advisory service is recommending stockholders vote AGAINST BVF’s Board removal proposal

     Glass Lewis is one of the nation’s leading independent voting advisory services and has reviewed the BVF Proposal to remove the current Avigen Board. As a firm that reviews many contests for control, Glass Lewis believes that an independent and knowledgeable Board is often in the best position to assess a company’s strategic alternatives for the benefit of all its stockholders. In Avigen’s situation, Glass Lewis recommends that “…shareholders would be best served by allowing the current board to continue its competitive sale process and to negotiate the highest value agreement for this Company. . . . We also make this recommendation knowing that there are multiple parties interested in the Company and given the board’s commitment to return value to shareholders by year end 2009 in the event that no strategic agreement is negotiated.”

     The Board is listening to all stockholders and working to find a balance that reflects the range of preferences they have expressed. Avigen’s Board values all stockholders’ perspectives in defining an optimal deal structure and has encouraged BVF to consider accepting board seats or other observers rights that would allow it to participate directly in the process. This would allow the current competitive process to continue uninterrupted and without jeopardizing the most promising opportunities on the table.

Your Board now has several proposals that offer significant “downside protection” and is focusing on evaluating their upside potential

     Since issuing our December 22, 2008 letter to stockholders, your Board has maintained its commitment to implement a straightforward strategy to get more value for stockholders than the company’s current cash assets. After initiating an orderly and competitive process to review strategic merger opportunities, your Board has received multiple written proposals that significantly value Avigen above its current stock price.

     Your Board believes it is in the best interests of stockholders to pursue a flexible deal structure and bring the most attractive opportunity to a vote of stockholders as soon as possible. In the current environment, we believe investors are most attracted to companies with later-stage products and a lower risk profile. In the last two months we have identified several opportunities that meet these criteria. The strongest proposals received to date include most of the following:

(1)	commercial or near commercial products;
(2)	revenue or near-revenue generating opportunity;
(3)	potential for sustainable operations without the need for equity financings;
(4)	sales and marketing support from a strong commercialization partner;
(5)	reduced remaining regulatory risk;
(6)	attractive growth potential; and
(7)	willingness to provide liquidity to Avigen stockholders who need or prefer cash.

     Your Board has recently invited all bidders to provide an enhanced competitive “best” offer so that the Board and management can narrow their focus on the strongest proposals and accelerate the next stage of diligence. Several parties have improved their original offers, demonstrating unequivocally the soundness of this strategy and the likelihood that your Board’s efforts will result in greater value for stockholders.

     We intend to bring to stockholders the strongest proposal. All proposals contain a significant liquidity option (i.e., “downside protection”) for stockholders that were attracted to that feature in the MediciNova proposal which was publically supported by BVF but, importantly, value Avigen above its current stock price. The Board’s focus is now on identifying which proposal best fits the criteria above and is most likely to provide the greatest upside potential for Avigen stockholders.

BVF’s public support for the MedicNova proposal overlooked the potential for improving the value through competitive negotiations

     By unconditionally supporting the MediciNova proposal on December 29, 2008, and encouraging the Board to bring the proposal to “a shareholder vote as soon as practical,” BVF may have overlooked other elements of the proposal that did not fully value all of Avigen’s assets. By taking a measured approach, your Board recognized five factors that it would like to address in negotiations to enhance the value to Avigen’s stockholders:

  MediciNova is an early-stage development company that, in our opinion, is highly likely to need to raise significant additional capital in approximately the next year.

  MediciNova was trading at $1.60 per share on the day of the public statement, and yet proposed that Avigen stockholders to spend $7 million to buy MediciNova stock at $4.00 per share, taking an immediate LOSS of approximately $4.2 million.

  MediciNova proposed holding Avigen’s remaining cash for over a year, in the hopes that Avigen’s stockholders would buy more MediciNova stock at the same fixed price of $4.00 per share or 250% of its then trading price. In other words, the first $25 million in stock appreciation due from Avigen’s other assets (AV411 pain and addition program and the Genzyme milestone) would accrue to MediciNova without providing any upside benefit to Avigen’s stockholders.

  Most likely, these terms would lead to a cash payout to Avigen stockholders in June 2010 or later estimated at approximately $0.91 per share from their original Avigen holdings. During that year, Avigen’s cash would be at risk to MediciNova’s creditors if the company became insolvent, potentially leaving Avigen stockholders with much less.

  Finally, MediciNova is an extremely illiquid stock that most Avigen stockholders would find difficult to trade in the open market without significantly depressing the price, which warranted concessions. For example, during the fourth quarter of 2008, MediciNova traded less than 1,000 shares per day on 48% of the 64 trading days during the quarter and zero shares on 10 of those days.

     In short, while recognizing the value of some elements of the MediciNova proposal, your Board was working first to establish an open and competitive review process in which to hold direct negotiations to evaluate and improve those terms. While respecting BVF’s enthusiasm for downside protection, we believe their aggressive early support undermined the ability of your Board to engage MediciNova in an orderly process and may have prevented MediciNova from offering its “best” proposal for all of Avigen’s assets.

Avigen’s Board urges stockholders to reject BVF’s proposal to remove the Board and avoid re-starting the competitive process or jeopardizing the strongest proposals currently under review

     BVF made a shrewd investment when it recognized that Avigen’s assets were severely undervalued after the negative clinical trial results reported last October. This allowed BVF to acquire a 29% stake in Avigen at an estimated average price of approximately $0.58 per share which they understandably want to protect. Their best intentions, however, are handicapping the Board’s effort to maximize value for BVF and all stockholders and now risk losing several written proposals by recommending removal of the full Board.

     Your Board has reduced expenses, preserved resources and monetized one of the company’s assets. Your Board is also increasing the upside for all stockholders through its efforts to partner or sell Avigen’s AV411 pain and addiction program and in running an open and competitive process designed to identify strategic merger opportunities that we believe ALL stockholders will find attractive.

     In the end, your Board is committed to bringing the best transaction, if any, to stockholders for a vote and providing a liquidity option for stockholders that would prefer to redeem part, if not all, of their shares for cash. This process is not intended to extend beyond the fourth quarter and could progress much sooner.

     Your Board would like to work with BVF to ensure that all stockholders get the very best outcome for their investment. We encourage stockholders to support this effort and vote AGAINST the BVF proposal on the WHITE proxy card today. Your Board is representing the interests of all stockholders and is in the best position to complete a value maximizing transaction.

Respectfully,

Signed for the Board of Directors

Zola Horovitz, Ph.D. as Chairman of the Board

Kenneth G. Chahine, Ph.D., J.D. as Chief Executive Officer

Time is Short and Your Vote Is Important -

If you have questions about the last-minute voting of your shares, please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED
Stockholders Call Toll-Free: (888) 750-5834
Banks and Brokers Call Collect: (212) 750-5833

REMEMBER – ONLY YOUR LATEST-DATED VOTE COUNTS
We urge you NOT to sign any Gold proxy card sent to you by BVF.
If you have already done so, you have every legal right to change your vote.

To ensure that your shares are represented, we encourage you to follow the easy instructions on the enclosed WHITE proxy card to vote by telephone or Internet today.

Supplemental Information

In our proxy statement, dated March 9, 2009, provided to you in connection with the Special Meeting of Stockholders (the “Special Meeting”) of Avigen, Inc., a Delaware corporation, which will be held at Avigen’s offices at 1301 Harbor Bay Parkway, Alameda, California at 9:00 a.m. (local time) on Friday, March 27, 2009 for the purposes of voting on the proposals set forth in the proxy statement, we provided to you information to enable you to access our proxy materials, free of charge, on a web site. We are now updating that information to provide you with the following link that enables you to access all information that we provide to our stockholders. Our proxy materials and all such other information may be accessed using the following link:

https://www.eproxyaccess.com/avgn

Forward Looking Statements

The statements in this letter regarding Avigen’s belief that the Board’s current strategy will continue to add value through an open and competitive process to evaluate potential merger transactions, and that it will bring the strongest deal, if any, to stockholders for a vote. Avigen’s intentions with respect to the structure of a transaction and component to return cash to Avigen’s stockholders, Avigen’s anticipated focus for the next year, and the other actions that Avigen intends to take over the next year, are forward looking statements that are subject to risks and uncertainties. Actual results may differ materially due to numerous risks, including: potential partners or other entities may not value AV411 as much as Avigen does; potential strategic transactions may not be able to be negotiated with terms Avigen believes are in the best interests of all stockholders; Avigen cannot guarantee that its remaining staff will remain with Avigen through 2009; and other risks and uncertainties relating to Avigen detailed in reports filed by Avigen with the Securities and Exchange Commission, including Avigen's Annual Report on Form 10-K for the year ended December 31, 2008, under the caption "Item 1A. Risk Factors” in Part I of that report, which was filed with the SEC on March 16, 2009.

Important Information

In connection with the solicitation of proxies, Avigen filed with the Securities and Exchange Commission (the “SEC”) and mailed to stockholders a definitive proxy statement dated March 9, 2009. Avigen’s stockholders are urged to read the proxy statement and any other relevant documents when they become available as they contain important information. Stockholders may obtain additional free copies of the proxy statement and other relevant documents filed with the SEC by Avigen through the website maintained by the SEC at www.sec.gov. These documents can also be obtained free of charge from Avigen at Avigen’s website at www.avigen.com under the “Investors” tab. Stockholders may also contact Innisfree M&A Incorporated with questions or requests for additional copies of the proxy materials by calling toll free at (888) 750-5834. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Avigen’s stockholders is available in Avigen’s definitive proxy statement filed with SEC on March 9, 2009.